Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214069

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE(2)
Guarantees by Ashland Global Holdings Inc. of debt securities issued by Ashland LLC(1)	$2,200,000,000	$254,980

(1)	This registration statement relates to the offer by Ashland Global Holdings Inc. to fully and unconditionally guarantee certain outstanding debt securities of Ashland LLC in return for the consent of the holders of the debt securities to amendments to the indentures under which the debt securities were issued.
(2)	The registration fee has been calculated in accordance with Rule 457 of the Securities Act of 1933, as amended. For purposes of this calculation, the maximum aggregate offering price, which is estimated solely for the purpose of calculating the registration fee, is the aggregate principal amount of the Ashland LLC debt securities that would be amended and receive the guarantees registered hereby, which is $2,200,000,000.

CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT

(To Prospectus dated October 12, 2016)

Consent Solicitation

and

Offer to Guarantee

by

Ashland Global Holdings Inc.

for the following series of securities

Issuer	Debt Security Description	CUSIP No(s).	Aggregate Principal Amount
Ashland LLC	3.875% Notes Due 2018	044209AK0	700,000,000
Ashland LLC	4.750% Notes Due 2022	044209AF1, 044209AN4	1,125,000,000
Ashland LLC	6.875% Notes Due 2043	044209AM6, 044209AL8	375,000,000

The expiration time for the consent solicitation is 5:00 p.m., New York City time, on Tuesday, October 18, 2016, unless extended (such time and date, as it may be extended, the “Expiration Time”). Consents in respect of a series of notes may be revoked at any time prior to the time at which Ashland LLC delivers to the Trustee (as defined below) an officer’s certificate under the applicable indenture certifying that the requisite consents with respect to such series of notes have been obtained (such time, with respect to each series of Notes, the “Revocation Time”). Any notice of revocation received after the Revocation Time will not be effective.

On September 20, 2016, pursuant to an Agreement and Plan of Merger, dated as of May 31, 2016 (as amended, the “Merger Agreement”), among Ashland Global Holdings Inc. (“Ashland”), Ashland Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Ashland (“Merger Sub”), and Ashland LLC (formerly Ashland Inc.), a Kentucky limited liability company (“Ashland LLC”), Ashland LLC merged with and into Merger Sub, with Ashland LLC surviving as a wholly owned subsidiary of Ashland (the “Merger”).

Ashland is soliciting the consents of the holders of the above-referenced securities of Ashland LLC (all such series, collectively, the “Notes”) to amend (x) the indenture, dated August 7, 2012, between Ashland LLC and U.S. Bank National Association, as trustee (“Trustee”) and (y) the indenture, dated February 27, 2013, between Ashland LLC and the Trustee (each such indenture, as amended and supplemented, an “Indenture” and, collectively, the “Indentures”), in each case to modify the applicable reporting covenants contained in the Indentures to provide that so long as any parent entity of Ashland LLC guarantees the Notes, the reports, information and other documents required to be filed and furnished for holders of the Notes pursuant to the Indentures may, at the option of Ashland LLC, be filed by and be those of such parent entity rather than Ashland LLC. In connection with the consent solicitation, Ashland is offering to make a payment equal to $1 for each $1,000 principal amount of Notes (the “Consent Payment”) to record holders of Notes who provide valid and unrevoked consents prior to the Expiration Time of this consent solicitation, upon the terms and subject to the conditions set forth in this Consent Solicitation/Prospectus Supplement (this “Consent Solicitation/Prospectus Supplement”) and the related letter of consent (the “Consent Letter”). If the requisite consents are obtained, Ashland intends to guarantee the payment, when due, of any amount owed to the holders of the Notes issued under, and any other amounts due pursuant to the Indentures and the Notes (each an “Ashland Guarantee”) and exercise its rights under the proposed amendments to file the reports, information and other documents required pursuant to the Indentures in lieu of Ashland LLC filing such reports, information and other documents. Each Ashland Guarantee will be an unsecured unsubordinated obligation of Ashland and will rank pari passu with Ashland’s other unsecured unsubordinated obligations. Although Ashland intends to provide the Ashland Guarantees, Ashland is not obligated to do so and may withdraw the Ashland Guarantee in respect of any series of Notes at a later date if (i) there has not been an acceleration of any amounts in respect of such series (unless such acceleration has been rescinded or annulled) and (ii) no Default or Event of Default (as such terms are defined in the applicable Indenture) with respect to such series shall have occurred and be continuing. To the extent any such Ashland Guarantee is provided and later released, Ashland LLC will continue to be obligated to provide any required reports.

In order for the proposed amendments to be adopted in respect of a series of Notes, consents must be received from the holders of a least a majority in aggregate principal amount of such series outstanding on the Record Date (as defined below), excluding Notes owned by Ashland LLC or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Ashland LLC. Promptly upon receipt of the requisite consents, Ashland will deliver to the Trustee an officer’s certificate under each Indenture certifying that the requisite consents with respect to a series have been obtained. Promptly following the Expiration Time, Ashland, Ashland LLC and the Trustee will enter into supplemental indentures that will set forth the amendments to each Indenture. The proposed amendments will become effective upon execution and delivery of the supplemental indentures and the payment of the Consent Payment. Ashland intends to make the Consent Payment as soon as practicable following the Expiration Time, which Ashland expects to be October 19, 2016 (the first business day following the Expiration Time). Ashland intends to provide for the Ashland Guarantees in the supplemental indentures, and the Ashland Guarantees will become effective at the time of execution of the applicable supplemental indentures. This consent solicitation, including the making of any Consent Payment, is conditioned upon receipt of the requisite consents with respect to each series of Notes. However, Ashland expressly reserves the right to waive this condition and accept the requisite consents with respect to any individual series of Notes for which the requisite consents have been obtained, in which case (i) Ashland will only amend the Indentures governing such series of Notes and (ii) Ashland will only make the Consent Payment to the holders of such series of Notes that have consented to the proposed amendments.

If the requisite consents are obtained, all holders of the Notes will be bound by the applicable amended Indentures pursuant to the terms of the applicable supplemental indenture, even if they have not consented to the proposed amendments. If Ashland provides the Ashland Guarantees, as currently expected, all holders of the Notes will receive an Ashland Guarantee pursuant to the terms of the applicable supplemental indenture. However, holders who have not provided valid and unrevoked consents prior to the Expiration Time will not be entitled to receive any Consent Payment. If the requisite consents are not obtained, no Consent Payment will be made by Ashland and the Ashland Guarantees will not be provided to the holders of the Notes.

Providing your consent involves risks. For a discussion of factors you should consider before you decide whether to consent, see “Forward Looking Information and Risk Factors”.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any other securities regulator has approved or disapproved these securities, or determined if this Consent Solicitation/Prospectus Supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Solicitation Agent for the Consent Solicitation is

Citigroup

October 12, 2016

Consent Solicitation/Prospectus Supplement

Prospectus

ABOUT THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this Consent Solicitation/Prospectus Supplement, which describes the specific terms of this consent solicitation. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this consent solicitation. You should read this entire Consent Solicitation/Prospectus Supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this Consent Solicitation/Prospectus Supplement and the accompanying prospectus.

We have not, and the Solicitation Agent has not, authorized any other person to give you any information not contained or incorporated by reference in this Consent Solicitation/Prospectus Supplement, the accompanying prospectus or any related free writing prospectus we file with the SEC. Accordingly, we and the Solicitation Agent do not take responsibility for any unauthorized information or representations. You should assume that the information appearing in this Consent Solicitation/Prospectus Supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated herein by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this Consent Solicitation/Prospectus Supplement to “we,” “us” and “our” are to Ashland and its consolidated subsidiaries unless otherwise stated or the context so requires.

FORWARD LOOKING INFORMATION

Certain statements in this Consent Solicitation/Prospectus Supplement, and in the documents incorporated by reference in this Consent Solicitation/Prospectus Supplement, contain “forward-looking” information, as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our management’s beliefs and assumptions concerning future events. We have identified some of these forward-looking statements with words such as “anticipates”, “believes”, “expects”, “estimates”, “is likely”, “predicts”, “projects”, “forecasts”, “objectives”, “may”, “will”, “should”, “plans” and “intends” and the negative of these words or other comparable terminology. In addition, we may from time to time make forward-looking statements in our annual report, quarterly reports and other filings with the SEC, news releases and other written and oral communications.

These forward-looking statements are based on our expectations and assumptions, as of the date such statements are made, regarding our future operating performance and financial condition, including the separation of Ashland’s specialty chemicals business and Valvoline, the expected timetable for completing the separation, our future financial and operating performance, our strategic and competitive advantages and our future opportunities, as well as the economy and other future events or circumstances. Our expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the possibility that the separation will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the initial public offering of Valvoline Inc. (the “IPO”), our reorganization under a new public holding company or the separation; the potential that Ashland and Valvoline Inc. do not realize all of the expected benefits of the IPO, the new holding company reorganization or the separation or obtain the expected credit ratings following the IPO, new holding company reorganization or separation; our substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect our future cash flows, results of operations, financial condition and our ability to repay debt); the impact of acquisitions and/or divestitures we have made or may make (including the possibility that we may not realize the anticipated benefits from such transactions); and severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting us that are described in our most recent Form 10-K and Form 10-Q for the quarterly period ended March 31, 2016 (including Item 1A Risk Factors) filed with the SEC, which are available on our website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. We believe our expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, we undertake no obligation to update any forward-looking statements made in this Consent Solicitation/Prospectus Supplement whether as a result of new information, future events or otherwise.

IMPORTANT DATES

Holders of Notes should take note of the following important dates in connection with the consent solicitation:

Date	Calendar Date	Event
Expiration Time	5:00 p.m., New York City time, on Tuesday, October 18, 2016, unless extended by Ashland in its sole discretion.	The last day and time for holders of Notes to deliver consents to be eligible to receive the Consent Payment.

Record Date	5:00 p.m., New York City time, on October 7, 2016.	The record date for determining the holders of Notes entitled to deliver consents and receive the Consent Payment.

Revocation Time	In respect of each series of Notes, the time at which Ashland LLC delivers to the Trustee an officer’s certificate under the applicable Indenture certifying that the requisite consents with respect to such series of Notes have been obtained.	The deadline for holders of Notes of a series to validly revoke consents. Consents delivered after the Revocation Time may not be withdrawn. If consents are validly revoked, the revoking holder will no longer be eligible to receive the Consent Payment in respect of such revoked consents (unless the holder validly re-delivers the consent on or prior to the Expiration Time).

Settlement Date	Expected to be October 19, 2016 (the first business day following the Expiration Time).	The date that Ashland makes the Consent Payment (assuming that the conditions to the consent solicitation have been satisfied or waived).

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION

Q:	Why is Ashland making the consent solicitation?

A:	Ashland is soliciting consents to amend the Indentures in connection with the reorganization of Ashland LLC under a new public holding company, Ashland Global Holdings Inc. As a result of the reorganization, Ashland is the successor issuer to Ashland LLC pursuant to Rule 12g-3(a) under the Exchange Act and will file periodic and other reports required by the Exchange Act. The proposed amendments will amend the Indentures to modify the applicable reporting covenants contained in the Indentures to provide that so long as any parent entity of Ashland LLC guarantees the Notes, the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to the Indentures may, at the option of Ashland LLC, be filed by and be those of such parent entity rather than Ashland LLC.

Q:	What will I receive if I consent and the consent solicitation is successful?

A:	For each valid consent delivered before the Expiration Time and not properly revoked, you will be entitled to receive the Consent Payment of $1 per $1,000 principal amount of Notes.

If the requisite consents are obtained, all holders of the Notes will be bound by the applicable amended Indentures pursuant to the terms of the applicable supplemental indenture, even if they have not consented to the proposed amendments. If the requisite consents are obtained, Ashland expects to guarantee the Notes and exercise its rights under the proposed amendments to file the reports, information and other documents required pursuant to the Indentures in lieu of Ashland LLC filing such reports, information and other documents.

Although Ashland intends to provide the Ashland Guarantees, Ashland is not obligated to do so and may withdraw the Ashland Guarantee in respect of any series of Notes at a later date if (i) there has not been an acceleration of any amounts in respect of such series (unless such acceleration has been rescinded or annulled) and (ii) no Default or Event of Default (as such terms are defined in the applicable Indenture) with respect to such series shall have occurred and be continuing. To the extent any such Ashland Guarantee is provided and later released, Ashland LLC will continue to be obligated to provide any required reports.

Q:	What are the consequences if the requisite consents are not obtained?

A:	If the requisite consents are not delivered, the following will occur: first, no holders of the Notes will be eligible to receive the Consent Payment; second, there will be no amendments made to the Indentures; and third, the Ashland Guarantees will not be executed or delivered in respect of the Notes.

Q:	What are the consequences if the requisite consents are obtained but I do not consent?

A:	If the requisite consents are obtained, all holders of the Notes will be bound by the applicable amended Indentures pursuant to the terms of the applicable supplemental indenture, even if they have not consented to the proposed amendments. If the requisite consents are obtained, Ashland expects to guarantee the Notes and exercise its rights under the proposed amendments to file the reports, information and other documents required pursuant to the Indentures in lieu of Ashland LLC filing such reports, information and other documents. If Ashland provides the Ashland Guarantees, as currently expected, all holders of the Notes will receive an Ashland Guarantee pursuant to the terms of the applicable supplemental indenture. Although Ashland intends to provide the Ashland Guarantees, Ashland is not obligated to do so and may withdraw the Ashland Guarantee in respect of any series of Notes at a later date if (i) there has not been an acceleration of any amounts in respect of such series (unless such acceleration has been rescinded or annulled) and (ii) no Default or Event of Default (as such terms are defined in the applicable Indenture) with respect to such series shall have occurred and be continuing.

However, holders who did not consent will not be eligible to receive the Consent Payment.

Q:	How do I consent?

A:	To consent, you must validly complete, execute, and deliver a Consent Letter to the Information Agent and Tabulation Agent or cause the Consent Letter to be delivered to the Information Agent and Tabulation Agent.

This consent solicitation is being made to all persons in whose name a Note was registered at 5:00 p.m., New York City time, on October 7, 2016 (the “Record Date”) and their duly designated proxies (excluding Ashland LLC and any person directly or indirectly controlling or controlled by or under direct or indirect common control with Ashland LLC). Under each Indenture, only holders of record of the Notes as of the Record Date have rights under the applicable Indenture, including the right to consent to the proposed amendments. Cede & Co., as nominee for The Depository Trust Company (“DTC”), will issue an “omnibus proxy” authorizing participants in DTC (“DTC Participants” and, together with all other registered holders of Notes as of the Record Date, if any, the “Holders”) as of the Record Date to execute a consent on behalf of Cede & Co. A beneficial owner of an interest in Notes held through a DTC Participant must properly instruct such DTC Participant to cause a consent to be given in respect of such Notes on such beneficial owner’s behalf. See “Consent Procedures—Procedures for Delivering Consents” for more information.

Q:	What is the deadline to consent?

A:	The deadline to consent is 5:00 P.M., New York City time, on Tuesday, October 18, 2016, unless extended.

Q:	What is the vote needed for the consent to go through?

A:	In order for the proposed amendments to be adopted in respect of a series of Notes, consents must be received representing at least a majority (greater than 50%) in aggregate principal amount of such series outstanding on the Record Date, excluding Notes owned by Ashland LLC or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Ashland LLC.

Q.	What if Ashland only obtains the requisite consents for some, but not all, series of Notes?

A.	This consent solicitation, including the making of any Consent Payment, is conditioned upon receipt of the requisite consents with respect to each series of Notes. However, Ashland expressly reserves the right to waive this condition and accept the requisite consents with respect to any individual series of Notes for which the requisite consents have been obtained, in which case (i) Ashland will only amend the Indentures governing such series of Notes and (ii) Ashland will only make the Consent Payment to the holders of such series of Notes that have consented to the proposed amendments.

Q:	When will I receive my Consent Payment?

A:	Assuming the requisite consents are obtained, Consent Payments will be paid as soon as practicable following the Expiration Time, which we expect to be October 19, 2016 (the first business day following the Expiration Time).

Q:	To whom should I direct any questions?

A:

Questions concerning the terms of the consent solicitation should be directed to Citigroup Global Markets Inc. toll-free at 1 (800) 558-3745 or collect at 1 (212) 723-6106. Questions concerning consent procedures and requests for additional copies of this Consent Solicitation/Prospectus Supplement should be directed to Global Bondholder Services Corporation toll-free at 1 (866) 470-4500. Banks and brokers may reach Global Bondholder Services Corporation at (212) 430-3774.

SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Consent Solicitation/Prospectus Supplement. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Consent Solicitation/Prospectus Supplement

The Issuer	Ashland LLC (formerly known as Ashland Inc.)

The Notes	3.875% Senior Notes due 2018

4.750% Senior Notes due 2022

6.875% Senior Notes due 2043

Purpose of the Consent Solicitation	Ashland is soliciting consents to amend the Indenture in connection with the reorganization of Ashland LLC under Ashland Global Holdings Inc.

The proposed amendments will amend the Indentures to modify the applicable reporting covenants contained in the Indentures to provide that so long as any parent entity of Ashland LLC guarantees the Notes, the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to the Indentures may, at the option of Ashland LLC, be filed by and be those of such parent entity rather than Ashland LLC. If the requisite consents are obtained, Ashland intends to guarantee the Notes and exercise its rights under the proposed amendments to file the reports, information and other documents required pursuant to the Indentures in lieu of Ashland LLC filing such reports, information and other documents.

Although Ashland intends to provide the Ashland Guarantees, Ashland is not obligated to do so and may withdraw the Ashland Guarantee in respect of any series of Notes at a later date if (i) there has not been an acceleration of any amounts in respect of such series (unless such acceleration has been rescinded or annulled) and (ii) no Default or Event of Default (as such terms are defined in the applicable Indenture) with respect to such series shall have occurred and be continuing. To the extent any such Ashland Guarantee is provided and later released, Ashland LLC will continue to be obligated to provide any required reports.

The Consent Solicitation	Ashland is seeking valid and unrevoked consents of holders representing at least a majority (greater than 50%) in aggregate principal amount of each series of Notes outstanding on the Record Date, excluding Notes owned by Ashland LLC or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Ashland LLC.

In return for such consents, Ashland is offering to make the Consent Payment to holders of Notes who provide valid and unrevoked consents prior to the Expiration Time, upon the terms and subject to the conditions set forth in this Consent Solicitation/Prospectus Supplement.

Ashland expressly reserves the right, in its discretion, to waive any condition of the consent solicitation. See “Consent Procedures— Expiration Time; Extension; Waiver; Amendment; Termination”.

The Consent Payment	Subject to the satisfaction or waiver of the conditions to the consent solicitation, Ashland or Ashland LLC will make a payment equal to $1 for each $1,000 principal amount of Notes will be made to record holders of Notes who provide valid and unrevoked consents prior to the Expiration Time.

Timing of the Consent Payment	Assuming the requisite consents are obtained and the supplemental indentures are executed, the Consent Payment will be made as soon as practicable following the Expiration Time, which is expected to be October 19, 2016 (the first business day following the Expiration Time).

Consents Required to Adopt the Proposed Amendments
In order for the proposed amendments to be adopted in respect of a series of Notes, consents must be received from holders of at least a majority in aggregate principal amount of such series outstanding on the Record Date, excluding Notes owned by Ashland LLC or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Ashland LLC.

Record Date	The Record Date for determining the holders of Notes entitled to deliver consents and receive the Consent Payment in connection with this consent solicitation, is 5:00 p.m., New York City time, on October 7, 2016. Only holders of Notes as of the Record Date are eligible to deliver consents.

Expiration Time	The consent solicitation will expire at 5:00 p.m., New York City time, on Tuesday, October 18, 2016, unless extended by Ashland in its sole discretion.

Revocation of Consents	Consents delivered in respect of a series of Notes may be validly withdrawn at any time at or prior to the time at which Ashland LLC delivers to the Trustee an officer’s certificate under the applicable Indenture certifying that the requisite consents with respect to such series of Notes have been obtained. See “Consent Procedures—Revocation of Consents.”

Procedures for Consenting	Consent Letters must be delivered by mail or facsimile to the Information and Tabulation Agent at the address or number set forth on the back cover page of this Consent Solicitation/Prospectus Supplement prior to the Expiration Time. DTC will issue an “omnibus proxy” authorizing DTC Participants as of the Record Date to execute Consent Letters. Only registered holders of Notes as of the Record Date or their duly designated proxies, including DTC Participants, are eligible to consent to the proposed amendments. Therefore, a beneficial owner of an interest in Notes held in an account of a DTC Participant who wishes to deliver a consent must properly instruct such DTC Participant to cause a consent to be given in respect of such Notes on such beneficial owner’s behalf. See “Consent Procedures—Procedures for Delivering Consents.”

Providing your consent involves risks. For a discussion of factors you should consider before you decide whether to consent, see “Risk Factors.”

Consequences of Failure to Consent	If the requisite consents are obtained and the supplemental indentures are executed, all holders of the Notes will be bound by the applicable amended Indenture, even if they have not consented to the proposed amendments. If Ashland provides the Ashland Guarantees, as currently expected, all holders of the Notes will receive an Ashland Guarantee pursuant to the terms of the applicable supplemental indenture. Although Ashland intends to provide the Ashland Guarantees, Ashland is not obligated to do so and may withdraw the Ashland Guarantee in respect of any series of Notes at a later date if (i) there has not been an acceleration of any amounts in respect of such series (unless such acceleration has been rescinded or annulled) and (ii) no Default or Event of Default (as such terms are defined in the applicable Indenture) with respect to such series shall have occurred and be continuing.

However, holders who have not provided valid and unrevoked consents prior to the Expiration Time will not be entitled to receive any Consent Payment.

U.S. Federal Income Tax Considerations	For a summary of material U.S. federal income tax consequences of the consent solicitation, see “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	Ashland will not receive any proceeds from the consent solicitation.

Information Agent and Tabulation Agent	Global Bondholder Services Corporation is the information agent and also is the tabulation agent for the consent solicitation (the “Information Agent and Tabulation Agent”). The address and telephone numbers of Global Bondholder Services Corporation are listed on the back cover page of this Consent Solicitation/Prospectus Supplement.

Solicitation Agent	Citigroup Global Markets Inc. is the solicitation agent for the consent solicitation (the “Solicitation Agent”). The addresses and telephone numbers of the Solicitation Agent are listed on the back cover page of this Consent Solicitation/Prospectus Supplement.

Further Information; Questions	Questions concerning consent procedures and requests for additional copies of this Consent Solicitation/Prospectus Supplement and the Consent Letter should be directed to the Information Agent and Tabulation Agent at its address or telephone numbers listed on the back cover page of this Consent Solicitation/Prospectus Supplement.

Any questions concerning the terms of the consent solicitation should be directed to the Solicitation Agent at the telephone numbers listed on the back cover page of this Consent Solicitation/Prospectus Supplement.

RISK FACTORS

You should carefully consider each of the risks and uncertainties under the headings “Risk Factors” under Part I, Item 1A in Ashland Inc.’s Annual Report on Form 10-K for the year ended September 30, 2015 and Ashland Inc.’s most recently filed Quarterly Reports on Form 10-Q, and any amendments thereto, which are incorporated by reference into this Consent Solicitation/Prospectus Supplement, and all of the other information included or incorporated by reference in this Consent Solicitation/Prospectus Supplement. The risks below should be considered along with the other risks described in the reports incorporated by reference into this Consent Solicitation/Prospectus Supplement. See “Where You Can Find More Information” beginning on page S-21 for the location of information incorporated by reference into this Consent Solicitation/Prospectus Supplement.

The Ashland Guarantees are unsecured and will be effectively junior to secured indebtedness that Ashland may incur in the future and will be structurally subordinated to the obligations of Ashland’s subsidiaries, including Valvoline Inc. (“Valvoline”) prior to the spin-off.

The Ashland Guarantees will be unsecured unsubordinated obligations of Ashland and rank pari passu with all of Ashland’s other unsecured unsubordinated debt obligations. Holders of any secured debt that Ashland may incur in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the Ashland Guarantees. Holders of secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. The Ashland Guarantees will also be structurally subordinated to the obligations of Ashland’s subsidiaries, including Valvoline prior to the spin-off. Holders of the Notes will not have any claim as a creditor against subsidiaries of Ashland, other than Ashland LLC (the issuer of the Notes).

Ashland is a holding company with no material assets other than the common stock of its subsidiaries. Following the spin-off of Valvoline, Ashland expects to have no material assets other than an indirect equity interest in Ashland LLC.

Ashland is a holding company with no material assets other than the common stock of its subsidiaries, including Ashland Chemco Inc., the direct parent of Ashland LLC. In addition to its indirect interest in Ashland LLC, Ashland owns approximately 83% of the common stock of Valvoline. Ashland currently expects to distribute to its shareholders all of its Valvoline common stock (the “spin-off”) following the expiration of the 180 day lock-up entered into in connection with pricing the Valvoline initial public offering on September 22, 2016. Following the spin-off of Valvoline, Ashland expects to have no material assets other than an indirect equity interest in Ashland LLC.

Ashland is not obligated to provide the Ashland Guarantees, and although it intends to provide the Ashland Guarantees if the requisite consents are obtained, Ashland may later withdraw the Ashland Guarantees.

Although Ashland intends to provide the Ashland Guarantees if the requisite consents are obtained, Ashland is not obligated to do so and may withdraw the Ashland Guarantee in respect of any series of Notes at a later date if (i) there has not been an acceleration of any amounts in respect of such series (unless such acceleration has been rescinded or annulled) and (ii) no Default or Event of Default (as such terms are defined in the applicable Indenture) with respect to such series shall have occurred and be continuing. To the extent any such Ashland Guarantee is provided and later released, Ashland LLC will continue to be obligated to provide any required reports.

RATIO OF EARNINGS TO FIXED CHARGES

Ashland’s ratio of earnings to fixed charges is included as Exhibit 12 to Ashland Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference into this Consent Solicitation/Prospectus Supplement.

USE OF PROCEEDS

Ashland will not receive any proceeds from the issuance of the Ashland Guarantee.

THE CONSENT SOLICITATION

Introduction

In connection with the proposed amendments to the Indentures, Ashland is seeking valid and unrevoked consents of registered holders of the majority in aggregate principal amount of each series of Notes (excluding Notes owned by Ashland LLC or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Ashland LLC) at 5:00 p.m. New York City time, on October 7, 2016, the record date for determining the holders of Notes entitled to deliver consents and receive the Consent Payment in connection with this consent solicitation (the “Record Date”). In return for such consents, Ashland is offering to make the Consent Payment to holders of Notes who provide valid and unrevoked consents prior to the Expiration Time, upon the terms and subject to the conditions set forth in this Consent Solicitation/Prospectus Supplement. As of the Record Date, the aggregate principal amount of the Notes outstanding was $2,200,000,000, consisting of: (x) $700,000,000 in respect of the 3.875% Senior Notes due 2018, (y) $1,125,000,000 in respect of the 4.750% Senior Notes due 2022 and (z) $375,000,000 in respect of the 6.875% Senior Notes due 2043.

If the requisite consents are obtained, all holders of the Notes will be bound by the applicable amended Indentures pursuant to the terms of the applicable supplemental indenture, even if they have not consented to the proposed amendments. If Ashland provides the Ashland Guarantees, as currently expected, all holders of the Notes will receive an Ashland Guarantee pursuant to the terms of the applicable supplemental indenture. However, holders who have not provided valid and unrevoked consents prior to the Expiration Time will not be entitled to receive any Consent Payment. If the requisite consents are not obtained, no Consent Payment will be made by Ashland and the Ashland Guarantees will not be provided to the holders of the Notes.

Ashland reserves the right to establish, from time to time, but in all cases prior to receipt of the requisite consents, any new time for the Record Date and, thereupon, any such new time will be deemed to be the Record Date for purposes of this Consent Solicitation/Prospectus Supplement.

Promptly upon receipt of the requisite consents, Ashland will deliver to the Trustee an officer’s certificate under each Indenture certifying that the requisite consents with respect to a series have been obtained. Promptly following the Expiration Time, Ashland, Ashland LLC and the Trustee will enter into supplemental indentures that will set forth the amendments to each Indenture. The proposed amendments will become effective upon execution and delivery of the supplemental indentures and the payment of the Consent Payment. Ashland intends to make the Consent Payment as soon as practicable following the Expiration Time, which Ashland expects to be October 19, 2016 (the first business day following the Expiration Time). Ashland intends to provide for the Ashland Guarantees in the supplemental indentures, and the Ashland Guarantees will become effective at the time of execution of the applicable supplemental indentures.

This consent solicitation, including the making of any Consent Payment, is conditioned upon receipt of the requisite consents with respect to each series of Notes. However, Ashland expressly reserves the right to waive this condition and accept the requisite consents with respect to any individual series of Notes for which the requisite consents have been obtained, in which case (i) Ashland will only amend the Indentures governing such series of Notes and (ii) Ashland will only make the Consent Payment to the holders of such series of Notes that have consented to the proposed amendments.

The Proposed Amendments

THE FOLLOWING STATEMENTS ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF CERTAIN PROVISIONS OF THE INDENTURES AND THE PROPOSED AMENDMENTS AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE INDENTURES AND THE PROPOSED AMENDMENTS. COPIES OF THE INDENTURES AND ANY SUPPLEMENTAL INDENTURES THERETO ARE AVAILABLE FROM ASHLAND UPON REQUEST.

The 3.875% Senior Notes due 2018 and the 6.875% Senior Notes due 2043 were issued pursuant to the Indenture dated February 26, 2013, between Ashland Inc. and the Trustee (available as Exhibit 4.3 to Ashland Inc.’s Current Report on Form 8-K filed with the SEC on February 27, 2013), as supplemented by the First Supplemental Indenture dated February 26, 2013 (available as Exhibit 4.4 to Ashland Inc.’s Current Report on Form 8-K filed with the SEC on February 27, 2013), and as further supplemented by the Second Supplemental Indenture dated March 14, 2013 (available as Exhibit 4.2 to Ashland Inc.’s Current Report on Form 8-K filed with the SEC on March 18, 2013) (as so amended and supplemented, the “2013 Indenture”). The form of the Third Supplemental Indenture to the 2013 Indenture, which includes the proposed amendments to the 2013 Indenture is attached hereto as Annex A.

The 4.750% Senior Notes due 2022 were issued pursuant to the Indenture dated August 7, 2012, between Ashland Inc. and the Trustee (available as Exhibit 4.1 to Ashland Inc.’s Current Report on Form 8-K filed with the SEC on September 21, 2012), as supplemented by the First Supplemental Indenture dated February 26, 2013 (available as Exhibit 4.6 to Ashland Inc.’s Current Report on Form 8-K filed with the SEC on February 27, 2013) (as so amended and supplemented, the “2012 Indenture”). The form of the Second Supplemental Indenture to the 2012 Indenture, which includes the proposed amendments to the 2012 Indenture is attached hereto as Annex B.

If the requisite consents with respect to each series of Notes are obtained, promptly following the Expiration Time, Ashland, Ashland LLC and the Trustee will enter into supplemental indentures that will set forth the amendments to each Indenture. The proposed amendments will become effective upon execution and delivery of the supplemental indentures and the payment of the Consent Payment. All holders of a series of Notes in respect of which the proposed amendments have become effective, including non-consenting holders, will be bound by the applicable proposed amendment.

The purpose of the consent solicitations is to amend the Indentures to modify the applicable reporting covenants contained in the Indentures to provide that, so long as any parent entity of Ashland LLC guarantees the Notes, the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to the Indentures may, at the option of Ashland LLC, be filed by and be those of such parent entity rather than Ashland LLC.

The following sets forth the text of the amendments to be effected by the supplemental indentures. Text that is proposed to be added to the Indentures is underlined. Except as modified by the applicable supplemental indenture, all of the existing terms of each series of Notes and the related Indentures will remain unchanged. Capitalized terms used in the remainder of this section have the meanings given to them in the respective Indentures.

You are encouraged to carefully review the Third Supplemental Indenture to the 2013 Indenture and the Second Supplemental Indenture to the 2012 Indenture, attached hereto as Annex A and Annex B, respectively, in their entirety, including the proposed amendments.

I.	Section 4.05 of the First Supplemental Indenture dated February 26, 2013 (under which the 3.875% Senior Notes due 2018 and 6.875% Senior Notes due 2043 are issued) to the Indenture dated February 26, 2013 will be amended to read in its entirety as follows:

Section 4.05. Reports and Other Information. So long as any Notes are outstanding, the Company shall:

(a) notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(i) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(ii) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(iii) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(iv) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that (1) if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company may complete any such reports as though its only registered securities are non-convertible debt securities and (2) the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event, the Company will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

(b) The Company will make such reports referred to in clause (a) above available to prospective investors upon request. In addition, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, the Company will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Reports by the Company delivered to the Trustee should be considered for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(d) Solely with respect to the 2016 Notes, the 2018 Notes and the 2043 Notes, the provisions of Section 4.05(a) and (b) hereof shall replace Section 4.02(a) of the Indenture and such provisions of Section 4.02(a) shall not apply to such Series of Notes.

(e) Notwithstanding the foregoing, the information, documents and reports required by this Section 4.05 and Section 4.02 of the Indenture may, at the option of the Company, instead be those of any direct or indirect parent entity of the Company for so long as such parent entity fully and unconditionally guarantees the obligations of the Company in respect of the Notes and the Indenture at the time the filing or delivery of the applicable information, document or report is required pursuant to this Section 4.05 or Section 4.02 of the Indenture.

II.	Section 4.02 of the Indenture dated August 7, 2012 (under which the 4.750% Senior Notes due 2022 are issued) will be amended to read in its entirety as follows:

Section 4.02. Reports and Other Information.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(i) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(ii) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(iii) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(iv) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that (1) if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company may complete any such reports as though its only registered securities are non-convertible debt securities and (2) the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event, the Company will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

(b) The Company will make such reports referred to in clause (a) above available to prospective investors upon request. In addition, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, the Company will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Notwithstanding the foregoing, (i) the Company will be deemed to have furnished such reports referred to in clause (a) above to the Trustee and holders if the Company has filed such reports with the SEC via the EDGAR filing system (or any successor system) or if the Company is not subject to reporting under Section 13 or 15(d) of the Exchange Act and is not permitted to file such reports with the SEC, if the Company posts such reports on its publicly-available website and (ii) at any time when the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will not be deemed to have failed to comply with any of its obligations under this Section 4.02 until 30 days after the date any report hereunder is due.

(d) Reports by the Company delivered to the Trustee should be considered for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates)

(e) Notwithstanding the foregoing, the information, documents and reports required by this Section 4.02 may, at the option of the Company, instead be those of any direct or indirect parent entity of the Company for so long as such parent entity fully and unconditionally guarantees the obligations of the Company in respect of the Notes and this Indenture at the time the filing or delivery of the applicable information, document or report is required pursuant to this Section 4.02.

DESCRIPTION OF ASHLAND’S GUARANTEES

The following is a summary of the Ashland Guarantees. The following summary is qualified by reference to the full text of (i) Article 3 of the Third Supplemental Indenture to the 2013 Indenture, which has been attached as Annex A to this Consent Solicitation/Prospectus Supplement and (ii) Article 3 of the Second Supplemental Indenture to the 2012 Indenture, which has been attached as Annex B to this Consent Solicitation/Prospectus Supplement.

Each Ashland Guarantee is a guarantee of the payment, when due, of any amount owed to the holders of the Notes under the Indenture, and any other amounts due pursuant to the Indenture. Each Ashland Guarantee will be an unsecured unsubordinated obligation of Ashland and will rank pari passu with Ashland’s other unsecured unsubordinated obligations. Holders of any secured debt that Ashland may incur in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the Ashland Guarantees. Holders of any secured debt of Ashland also would have priority over unsecured creditors in the event of its bankruptcy, liquidation or similar proceeding. As a result, the Ashland Guarantees will be effectively junior to any secured debt that Ashland may issue in the future. The Ashland Guarantees will also be structurally subordinated to the obligations of Ashland’s subsidiaries, including Valvoline prior to the spin-off. Holders of the Notes will not have any claim as a creditor against subsidiaries of Ashland, other than Ashland LLC (the issuer of the Notes).

Promptly upon receipt of the requisite consents, Ashland will deliver to the Trustee an officer’s certificate under each Indenture certifying that the requisite consents with respect to a series have been obtained. Promptly following the Expiration Time, Ashland, Ashland LLC and the Trustee will enter into supplemental indentures that will set forth the amendments to each Indenture. The proposed amendments will become effective upon execution and delivery of the supplemental indentures and the payment of the Consent Payment. Ashland intends to make the Consent Payment as soon as practicable following the Expiration Time, which Ashland expects to be October 19, 2016 (the first business day following the Expiration Time). Ashland intends to provide for the Ashland Guarantees in the supplemental indentures, and the Ashland Guarantees will become effective at the time of execution of the applicable supplemental indentures.

If the requisite consents are obtained, all holders of the Notes will be bound by the applicable amended Indentures pursuant to the terms of the applicable supplemental indenture, even if they have not consented to the proposed amendments. If Ashland provides the Ashland Guarantees, as currently expected, all holders of the Notes will receive an Ashland Guarantee pursuant to the terms of the applicable supplemental indenture. However, holders who have not provided valid and unrevoked consents prior to the Expiration Time will not be entitled to receive any Consent Payment. If the requisite consents are not obtained, no Consent Payment will be made by Ashland and the Ashland Guarantees will not be provided to the holders of the Notes.

Ashland will execute the Ashland Guarantees in favor of the holders of each series of Notes. It will not be necessary for new certificates to be issued evidencing the Notes to reflect the benefit of any Ashland Guarantee, and no separate certificates will be issued to evidence any Ashland Guarantee.

Ashland is not assuming Ashland LLC’s obligations under the Indentures. The Ashland Guarantee will not make Ashland or any of its subsidiaries (other than Ashland LLC or any successor obligor) subject to the covenants contained in the Indentures and will not otherwise contain any restrictions on Ashland’s operations.

Ashland may withdraw the Ashland Guarantee in respect of any series of Notes at any time upon delivery of an officer’s certificate to the applicable Trustee if (i) there has not been an acceleration of any amounts in respect of such series (unless such acceleration has been rescinded or annulled) and (ii) no Default or Event of Default (as such terms are defined in the applicable Indenture) with respect to such series shall have occurred and be continuing. To the extent any such Ashland Guarantee is provided and later released, Ashland LLC will continue to be obligated to provide any required reports.

CONSENT PROCEDURES

Expiration Time; Extension; Waiver; Amendment; Termination

The consent solicitation will expire at 5:00 p.m., New York City time, on Tuesday, October 18, 2016, unless Ashland extends the consent solicitation (the “Expiration Time”). Ashland expressly reserves the right to extend the consent solicitation from time to time or for such period or periods as it may determine in its discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Information Agent and Tabulation Agent and by making a public announcement by press release at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration time. During any extension of the consent solicitation, all consents validly executed and delivered to the Information Agent and Tabulation Agent will remain effective unless validly revoked prior to such extended Expiration Time.

Ashland expressly reserves the right, in its sole discretion, at any time to amend any of the terms of the consent solicitation. If the terms of the consent solicitation are amended prior to the Expiration Time in a manner that constitutes a material change, Ashland will promptly give oral (to be confirmed in writing) or written notice of such amendment to the Information Agent and Tabulation Agent and disseminate an amendment or supplement to this Consent Solicitation/Prospectus Supplement in a manner reasonably designed to give holders of the Notes notice of the change on a timely basis. Ashland expressly reserves the right, in its discretion, to waive any condition of the consent solicitation, including the condition that Ashland obtain the requisite consents with respect to each series of Notes. In the event Ashland were to waive such condition and accept the requisite consents with respect to any individual series of Notes for which the requisite consents have been obtained, (i) Ashland will only amend the Indentures governing such series of Notes, (ii) Ashland will only provide the Ashland Guarantee for the benefit of the holders of such series of Notes and (iii) Ashland will only make the Consent Payment to the holders of such series of Notes that have consented to the proposed amendments. Ashland expressly reserves the right, in its discretion, to terminate the consent solicitation for any reason. Any such termination will be followed promptly by public announcement thereof. In the event Ashland terminates the consent solicitation, it will give prompt notice thereof to the Information Agent and Tabulation Agent and the consents previously executed and delivered pursuant to the consent solicitation will be of no further force and effect.

Procedures for Delivering Consents

The consent solicitation is being made to all persons in whose name a Note was registered as of the Record Date. Only Holders (i.e., persons in whose name a Note is registered or their duly designated proxies) as of the Record Date may execute and deliver a Consent Letter. DTC will issue an “omnibus proxy” authorizing the DTC Participants as of the Record Date (as set forth in a securities position listing of DTC as of the Record Date) to execute consents with respect to those Notes as if those DTC Participants were the holders of record of those Notes as of the Record Date. Accordingly, Ashland will deem those DTC Participants for purposes hereof to be holders of record of those Notes as of the Record Date, and Ashland will deem Consent Letters executed by those DTC Participants or their duly appointed proxies with respect to those Notes to be valid consents with respect to those Notes. Accordingly, for the purposes of this consent solicitation, the term “Holder” shall be deemed to mean record holders and DTC Participants who held Notes through DTC as of the Record Date.

In order to cause a consent to be given with respect to Notes held by a Holder, the Holder must complete, sign and date the Consent Letter, and mail or deliver it to the Information and Tabulation Agent at its address or facsimile number set forth on the back cover page of this Consent Solicitation/Prospectus Supplement prior to the Expiration Time pursuant to the procedures set forth herein and therein. A Consent Letter must be executed in the name appearing on the corresponding Notes, if any, or by the person(s) authorized to sign as evidenced by proxy or in any other written manner acceptable to Ashland. If Notes to which a Consent Letter relates are held by two or more joint Holders, all such Holders must sign the Consent Letter. If a signature is by a proxy, trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other holder acting in a fiduciary or representative capacity, such person should so indicate when signing and submit proper evidence satisfactory to Ashland of such person’s authority so to act. If Notes are registered in different names, separate Consent Letters must be executed covering each form of registration.

In order to cause a consent to be given with respect to Notes held through DTC, such DTC Participant must complete and sign the Consent Letter and mail or deliver it to the Information and Tabulation Agent at its address or facsimile number set forth on the back cover page of this Consent Solicitation/Prospectus Supplement pursuant to the procedures set forth herein and therein.

The method of delivery of the Consent Letter is at the election and risk of the consenting Holder.

A beneficial owner of an interest in Notes held through a DTC Participant must properly instruct such DTC Participant to cause a consent to be given in respect of such Notes on such beneficial owner’s behalf.

Giving a consent will not affect a Holder’s right to sell or transfer the Notes. However, the giving of a consent will be binding on a transferee. All consents received by the Information and Tabulation Agent (and not validly revoked) prior to the Expiration Time will be effective notwithstanding a transfer of such Notes subsequent to the Record Date, whether of record or on DTC’s books, unless the Holder revokes such consent prior to the Revocation Time by following the procedures set forth under “—Revocation of Consents” below.

Holders who wish to deliver their consent should mail, hand deliver, send by overnight courier (confirmed by physical delivery) or facsimile for delivery prior to the Expiration Time their properly completed and duly executed Consent Letters to the Information and Tabulation Agent at the address or facsimile number set forth on the back cover page of this Consent Solicitation/Prospectus Supplement and on the Consent Letter in accordance with the instructions set forth herein and therein. Consent Letters should be delivered sufficiently in advance of the Expiration Date to ensure the consents are received prior to the Expiration Date.

Consents should be delivered to the Information and Tabulation Agent. Delivery to Ashland, Ashland LLC, the Trustee, the Solicitation Agent or DTC does not constitute delivery to the Information and Tabulation Agent. However, Ashland reserves the right, in its sole discretion, to accept any consent received by Ashland, Ashland LLC, the Trustee, the Solicitation Agent or DTC.

Under no circumstances should any Holder tender or deliver Notes to Ashland, Ashland LLC, the Information and Tabulation Agent or the Solicitation Agent in connection with the consent solicitation.

If a consent relates to less than the aggregate principal amount of Notes that such Holder holds directly or through DTC, the Holder must list the principal amount of Notes that such Holder holds to which the consent relates. If no aggregate principal amount of the Notes as to which a consent is delivered is specified, but the Consent Letter is otherwise properly completed and signed, the Holder will be deemed to have consented to the proposed amendments with respect to the entire aggregate principal amount of Notes that such Holder holds directly or through DTC. Holders of the Notes can consent only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

The registered ownership of a Note as of the Record Date shall be proved by the Trustee, as registrar of the Notes. The ownership of Notes held through DTC by DTC Participants shall be established by a DTC security position listing provided by DTC as of the Record Date. All questions as to the validity, form and eligibility (including time of receipt) regarding the consent procedures will be determined by Ashland in its sole discretion, which determination will be conclusive and binding. Ashland reserves the right to reject any or all consents that are not in proper form or the acceptance of which could, in Ashland’s or its counsel’s opinion, be unlawful. Ashland also reserves the right to waive any defects or irregularities in connection with deliveries of particular consents. Unless waived, any defects or irregularities in connection with deliveries of consents must be cured within such time as Ashland determines. Ashland reserves the right to receive the Consent Letters by any otherwise reasonable means or in any form that reasonably evidences the giving of consent.

None of Ashland, Ashland LLC or any of their affiliates, the Trustee, the Solicitation Agent, the Information and Tabulation Agent or any other person shall be under any duty to give any notification of any such defects or irregularities, nor shall any of them incur any liability for failure to give such notification. Deliveries of consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. Ashland’s interpretations of the terms and conditions of the consent solicitation shall be conclusive and binding.

Revocation of Consents

Each properly completed and executed Consent Letter will be counted, notwithstanding any transfer of the Notes to which such consent relates, unless the procedure for revocation of consents described below has been followed.

Prior to the delivery to the Trustee of an officer’s certificate under the applicable Indenture certifying that the requisite consents with respect to a series of Notes have been obtained, any Holder may revoke any Consent given as to its Notes of such series or any portion of such Notes. Ashland anticipates delivering the officer’s certificates promptly after receipt of the requisite consents. Promptly following the Expiration Time, the supplemental indentures and Ashland Guarantees are expected to be executed by the entities party thereto. Only a Holder as of the Record Date may deliver a consent or revoke any consent previously delivered by such Holder. Any person or entity that becomes a Holder of the Notes after the Record Date will not have the authority to deliver a consent to the proposed amendments or to revoke any consent previously delivered by a Holder relating to the Notes held by the subsequent holder. A Holder desiring to revoke a consent must, prior to the Revocation Time, deliver to the Information and Tabulation Agent, at the address or facsimile number set forth on the back cover of this Consent Solicitation/Prospectus Supplement, a written revocation of such consent containing the name of such Holder, the serial number of the Notes to which such revocation relates (or, in the case of a DTC Participant, such account numbers), the principal amount of Notes to which such revocation relates and the signature of such Holder or its authorized signatory.

A revocation must be executed in the name appearing on the consent to which the revocation relates, or by the person(s) authorized to sign as evidenced by proxy or in any other written manner acceptable to Ashland. If a revocation is executed by a proxy, trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when executing and must submit with the revocation appropriate evidence of authority to execute the revocation. A revocation of a consent will be effective only as to the Notes listed on the revocation and only if such revocation complies with the provisions of this Consent Solicitation/Prospectus Supplement. Only a Holder of Notes is entitled to revoke a consent previously given by such Holder of Notes. A beneficial owner who is not the Holder of such Notes must arrange with the Holder to execute and deliver either to the Information and Tabulation Agent on such beneficial owner’s behalf, or to such beneficial owner for forwarding to the Information and Tabulation Agent by such beneficial owner, a revocation of any consent already given with respect to such Notes.

A Holder who has revoked a consent at any time prior to the Revocation Time may thereafter deliver a new consent until the Expiration Time in accordance with the procedures described in this Consent Solicitation/Prospectus Supplement.

Prior to the later of the Expiration Time and the Revocation Time, Ashland intends to consult with the Information and Tabulation Agent and the Solicitation Agent to determine whether the Information and Tabulation Agent has received any revocations of consents. Ashland reserves the right, in its sole discretion, to contest the validity of any revocation, and all questions as to the validity (including time of receipt) of any revocation will be determined by Ashland in its sole discretion, which determination will be conclusive and binding. None of Ashland, Ashland LLC or any of their affiliates, the Trustee, the Solicitation Agent, the Information and Tabulation Agent or any other person shall be under any duty to give any notification of any such defects or irregularities, nor shall any of them incur any liability for failure to give such notification.

Solicitation, Information and Tabulation Agents

Ashland has retained Citigroup Global Markets Inc. (“Citigroup”) to act as the Solicitation Agent for the consent solicitation. Ashland has agreed to pay the Solicitation Agent customary fees and reimburse it for its reasonable out-of-pocket expenses. Ashland has agreed to indemnify the Solicitation Agent against certain liabilities, including certain liabilities under the federal securities laws.

Ashland has retained Global Bondholder Services Corporation to act as the Information Agent and Tabulation Agent for the consent solicitation. Ashland has agreed to pay the Information Agent and Tabulation Agent customary fees and reimburse it for its expenses, including reasonably incurred and documented attorney’s fees. Ashland has agreed to indemnify the Information Agent and Tabulation Agent for certain liabilities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material U.S. federal income tax consequences of the implementation of the proposed amendments to the Indentures, the provision of the Ashland Guarantees and the payment of the Consent Payment (collectively, the “Transactions”). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Treasury Regulations”) and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. No ruling from the Internal Revenue Service (the “IRS”) has been (or will be) sought with respect to the statements made herein, and there can be no assurance that the IRS will not take a position contrary to such statements or that a court will not sustain any such contrary position taken by the IRS. This summary assumes that the Notes are held as capital assets. In addition, this summary is not a complete analysis of all the potential tax considerations relating to the Transactions, including those considerations applicable to holders based on their particular circumstances, and does not address the tax consequences applicable to holders that are subject to special tax rules, including holders subject to the alternative minimum tax; banks, insurance companies or other financial institutions; tax-exempt organizations; dealers in securities or commodities; expatriates; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; persons that hold Notes as part of a hedge, straddle or conversion transaction; regulated investment companies; real estate investment trusts; persons deemed to sell Notes under the constructive sale provisions of the Code; or partnerships or other pass-through entities. This summary does not address any foreign, state or local tax consequences of the Transactions. If a partnership (or entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Notes is urged to consult its own tax advisor regarding the tax consequences of the Transactions.

For purposes of this summary, a holder of a Note is a “U.S. Holder” if such holder is the beneficial owner of a Note and is: (1) an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. The term “Non-U.S. Holder” means a beneficial owner of a Note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE, AND IS NOT A SUBSTITUTE FOR, PROFESSIONAL TAX ADVICE. HOLDERS OF NOTES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS TO THE APPLICABLE HOLDER.

U.S. Holders

Generally. The modification of the terms of a debt instrument generally is treated as a “deemed” exchange of an “old” debt instrument for a “new” debt instrument if such modification is “significant” as specially determined for U.S. federal income tax purposes. For these purposes, a modification of the terms of a debt instrument is generally “significant” if, based on all the facts and circumstances (and, subject to certain exceptions, taking into account all modifications collectively), the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Ashland believes that the adoption of the proposed amendments to the Indentures generally should not constitute such an economically significant change in the terms of the Notes. Upon adoption of the proposed amendments, Ashland will guarantee Ashland LLC’s payment obligations with respect to the Notes. The Treasury Regulations provide that the addition of a guarantor on a debt instrument is a significant modification if the addition of the guarantor results in a change in payment expectations (as specifically defined pursuant to such Treasury Regulations) with respect to the instrument. Ashland believes that the Ashland Guarantees generally should not result in a change in payment expectations with respect to the Notes. In addition, if the supplemental indenture becomes operative, Ashland will make the Consent Payment to holders that provided valid and unrevoked consents to the proposed amendments. The Treasury Regulations provide that a change in the yield of a debt instrument is a significant modification if the yield of the modified instrument (determined by taking into account any payments made by the issuer to the holders as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or 5 percent of the annual yield of the unmodified instrument. The Consent Payment is not expected to change the yield of any Note in an amount sufficient to cause a significant modification of such Note for U.S. federal income tax purposes. Accordingly, U.S. Holders of Notes generally should continue to have the same tax basis and holding period with respect to the Notes as they had before the Transactions. Holders are urged to consult their own tax advisors to determine whether the Transactions result in a significant modification for purposes of the applicable holder’s Notes.

If, notwithstanding the foregoing, the Transactions result in a significant modification of some Notes for U.S. federal income tax purposes, a holder of such Notes generally would be treated as having exchanged its “old” Notes for “new” Notes for U.S. federal income tax purposes, and generally would recognize gain or loss at the time of such deemed exchange, unless such deemed exchange constitutes a recapitalization. A deemed exchange generally would constitute a recapitalization and would not be taxable to holders of the Notes if the instruments, as originally issued and as amended, constitute “securities” for U.S. federal income tax purposes. There is no precise definition of what constitutes a “security” under U.S. federal income tax law, and the determination requires an overall evaluation of the nature of the debt instrument, with the term of the debt instrument regarded as one of the more important factors. In the case of a recapitalization, a holder of a Note generally would not recognize any income, gain or loss with respect to the Transactions, except with respect to the receipt of the Consent Payment, as discussed below. Assuming a deemed exchange constitutes a recapitalization, a holder generally would receive a tax basis in the “new” Note equal to its tax basis in the “old” Note immediately prior to the “deemed” exchange, and the holder’s holding period for the “new” Note generally would include the period during which the holder held the “old” Note.

Additionally, if there is a deemed exchange, regardless of whether such exchange qualifies as a recapitalization, the “new” Notes generally would be treated as issued with original issue discount (“OID”) in an amount equal to the excess, if any (subject to a statutorily defined de minimis exception), of the stated redemption price at maturity of the “new” Notes over their issue price. A holder that is deemed to hold “new” Notes with OID generally would be required to include the OID in gross income under a constant yield method in advance of the receipt of cash attributable to that income, regardless of the holder’s method of tax accounting. OID accruals may be reduced by a portion of the acquisition premium, if any, that a holder has in the “new” Notes. A holder has “acquisition premium” in the “new” Notes if the holder’s adjusted tax basis in the “new” Notes is greater than the issue price of the “new” Notes, but less than or equal to their stated redemption price at maturity. If a holder’s adjusted tax basis in the “new” Notes exceeds their stated redemption price at maturity, the holder will be considered to have acquired the “new” Notes with “amortizable bond premium” and such holder will not be required to include any OID in income. A holder generally may elect to amortize any amortizable bond premium over the remaining term of the “new” Notes on a constant yield method as an offset to interest otherwise includible in income under the holder’s regular accounting method. If the holder does not elect to amortize any amortizable bond premium, that amortizable bond premium will decrease the gain or increase the loss a holder otherwise would recognize on disposition of the “new” Notes.

Consent Payment. The tax treatment of the receipt of a Consent Payment is uncertain because no authorities directly address the treatment of such payment. The Consent Payment may be treated as (1) a separate fee or interest that, in either case, would be subject to tax as ordinary income in an amount equal to the Consent Payment received, or (2) consideration received upon a deemed exchange of “new” Notes for “old” Notes, in which case, the Consent Payment would constitute part of the applicable holder’s amount realized in the deemed exchange. Ashland intends to treat the Consent Payment as a fee paid to consenting holders of Notes for their consent to the proposed amendments. Assuming such treatment, a consenting U.S. Holder will recognize ordinary income equal to the amount of the Consent Payment received. There can be no assurance, however, that the IRS will not successfully challenge Ashland’s position in this regard. Accordingly, holders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of the receipt of a Consent Payment.

Non-U.S. Holders

Generally. Even if the Transactions result in a deemed exchange of “old” Notes for “new” Notes that is taxable to U.S. Holders, subject to the following discussion regarding Consent Payments, a Non-U.S. Holder generally would not be subject to U.S. federal income tax with respect to income or gain recognized in the Transactions, unless (1) such income or gain is effectively connected with the holder’s conduct of a trade or business within the United States (and, in the case of an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the holder), or (2) in the case of a Non-U.S. Holder that is a non-resident alien individual, such holder is present in the United States for at least 183 days in the year of the deemed exchange, and certain other conditions are met. A corporate Non-U.S. Holder’s income or gain that is effectively connected with the conduct of a trade or business within the United States may be subject to an additional “branch profits” tax at a 30% rate (or a lower rate if specified by an applicable income tax treaty).

Consent Payment. As stated above under “—U.S. Holders—Consent Payment”, the U.S. federal income tax treatment of the receipt of a Consent Payment is uncertain. Accordingly, Ashland intends to treat the Consent Payment as a fee paid to consenting holders of Notes for their consent to the proposed amendments, not as interest. Consent Payments made to Non-U.S. Holders will be subject to U.S. federal income tax withholding at a 30% rate unless an exemption from withholding is applicable, such as if the Consent Payment is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, in the case of an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the holder) or a reduced rate of withholding or exemption is available pursuant to an applicable income tax treaty. To claim an exemption from withholding or a reduced rate of withholding, the Non-U.S. Holder must deliver to us a properly executed IRS Form W-8ECI (for effectively connected payments) or IRS Form W-8BEN or W-8BEN-E (to claim treaty benefits), as applicable, claiming such exemption or reduced rate. A Non-U.S. Holder generally may obtain a refund of any excess amounts withheld by filing an appropriate refund claim with the IRS.

Information Reporting and Backup Withholding

Except with respect to exempt holders, Ashland generally will provide information statements to the IRS reporting the payment of consideration in the Transactions. A U.S. Holder may be subject to backup withholding with respect to its consideration received in the Transactions, unless the holder provides a correct Taxpayer Identification Number (“TIN”) and certifies that the holder is a U.S. person, the TIN is correct (or the holder is awaiting a TIN) and the holder (1) is exempt from backup withholding, (2) has not been informed by the IRS that backup withholding is required due to underreporting of interest and dividends paid to the U.S. Holder or (3) has been informed by the IRS that backup withholding is no longer required. A Non-U.S. Holder may be subject to backup withholding with respect to its consideration received in the Transactions, unless the holder certifies as to its non-U.S. status (which may be done by providing a properly executed IRS Form W-8BEN or W-8BEN-E). Exempt holders (including corporations) are not subject to these backup withholding requirements provided that they properly demonstrate their eligibility for exemption. Backup withholding is not an additional tax. Any amount paid as backup withholding generally would be allowed as a credit against the holder’s federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

The Ashland Guarantees being offered under this Consent Solicitation/Prospectus Supplement are being offered directly to holders of the Notes. If Ashland receives the requisite consents, promptly following the Expiration Time, Ashland, Ashland LLC and the Trustee will enter into supplemental indentures that will set forth the amendments to each Indenture. The proposed amendments will become effective upon execution and delivery of the supplemental indentures, Ashland’s execution and delivery of the Ashland Guarantees and the payment of the Consent Payment. Ashland intends to execute the Ashland Guarantees concurrently with the execution of the supplemental indentures and make the Consent Payment as soon as practicable following the Expiration Time, which Ashland expects to be October 19, 2016.

VALIDITY OF GUARANTEES

Cravath, Swaine & Moore LLP will pass upon the validity of the Ashland Guarantees.

EXPERTS

The consolidated financial statements of Ashland Inc. and Consolidated Subsidiaries as of September 30, 2015 and for the year then ended, appearing in Ashland Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2015, and the effectiveness of Ashland Inc. and Consolidated Subsidiaries’ internal control over financial reporting as of September 30, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ashland Inc. as of September 30, 2014 and for each of the two years in the period ended September 30, 2014 incorporated in this Consent Solicitation/Prospectus Supplement by reference to Ashland Inc.’s Annual Report on Form 10-K for the year ended September 30, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The independent reserve estimates for future asbestos claims and related costs given various assumptions (which is included in Financial Statements and Supplementary Data) incorporated in this Consent Solicitation/Prospectus Supplement by reference to Ashland Inc.’s Annual Report on Form 10-K for the year ended September 30, 2015, have been so incorporated in reliance on estimates provided by Hamilton, Rabinovitz & Associates, Inc.

WHERE YOU CAN FIND MORE INFORMATION

Ashland is the successor issuer to Ashland Inc. pursuant to Rule 12g-3(a) under the Exchange Act. Ashland files and Ashland Inc. previously filed annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at http://www.sec.gov. These reports and other information filed by Ashland and Ashland Inc. with the SEC are also available free of charge at Ashland’s website at www.ashland.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THESE DOCUMENTS AND INCORPORATED BY REFERENCE INTO THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT.

We incorporate information into this Consent Solicitation/Prospectus Supplement and the accompanying prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Consent Solicitation/Prospectus Supplement and the accompanying prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this Consent Solicitation/Prospectus Supplement. This Consent Solicitation/Prospectus Supplement and the accompanying prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Ashland and the financial condition of Ashland. Pursuant to Rule 12g-3(a) under the Exchange Act, Ashland is the successor issuer to Ashland Inc.

•	Ashland Inc.’s Annual Report on Form 10-K for the year ended September 30, 2015;

•	Ashland Inc.’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2015, March 31, 2016 and June 30, 2016;

•

Ashland Inc.’s Current Reports on Form 8-K, filed October 1, 2015, October 6, 2015, October 9, 2015, November 18, 2015, December 28, 2015, February 1, 2016, March 22, 2016, April 13, 2016, May 31, 2016, June 7, 2016, June 20, 2016, July 11, 2016, July 12, 2016, July 13, 2016, July 20, 2016 (two separate Current Reports), September 7, 2016 and September 12, 2016; and

•	Ashland’s Current Reports on Form 8-K, filed September 20, 2016, September 23, 2016 and September 28, 2016.

We also incorporate by reference into this Consent Solicitation/Prospectus Supplement and the accompanying prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Consent Solicitation/Prospectus Supplement to the end of the offering of the Notes. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report or a prospectus supplement.

You may obtain copies of any of these filings through Ashland as described below, through the SEC or through the SEC’s Internet website as described above or through Ashland’s website as described above.

Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this Consent Solicitation/Prospectus Supplement and the accompanying prospectus, by requesting them in writing or by telephone at:

Ashland Global Holdings Inc.

50 E. RiverCenter Blvd.

Covington, KY 41011

Attention: Investor Relations

(859) 815-3527

THE INFORMATION CONTAINED IN ASHLAND’S WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THIS CONSENT SOLICITATION/ PROSPECTUS SUPPLEMENT.

Annex A—Form of Third Supplemental Indenture to 2013 Indenture

THIRD SUPPLEMENTAL INDENTURE

dated as of October     , 2016

among

ASHLAND LLC

and

ASHLAND GLOBAL HOLDINGS INC.

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee, Registrar and Paying Agent

to the

INDENTURE

dated as of February 26, 2013

between

ASHLAND INC.

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee, Registrar and Paying Agent

This THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of October     , 2016, among ASHLAND LLC, a Kentucky limited liability company formerly known as Ashland Inc. (the “Company”), U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”), and, solely with respect to Article 3, ASHLAND GLOBAL HOLDINGS INC., a Delaware corporation (the “Guarantor”).

RECITALS

WHEREAS the Company and the Trustee have duly executed and delivered an Indenture, dated as of February 26, 2013 (the “Base Indenture”), a supplemental indenture, dated as of February 26, 2013 (the “First Supplemental Indenture”) and a supplemental indenture, dated as of March 14, 2013 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), providing for the authentication, issuance, delivery and administration of unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series by the Company (the “Notes”);

WHEREAS the Company is an indirect, wholly-owned subsidiary of the Guarantor;

WHEREAS, the Board of Directors of the Guarantor has determined it to be in the best interest of the Guarantor to guarantee, to the extent set forth herein, all of Company’s Obligations under the Notes and the Indenture;

WHEREAS Company desires to execute and deliver this Third Supplemental Indenture in order to amend certain terms of the Indenture (collectively, the “Proposed Amendments”) and provide for the Guarantee (as defined below);

WHEREAS in accordance with Section 9.02 of the Base Indenture, the Company has received written consents to the Proposed Amendments from the holders of a majority in aggregate principal amount of each series of Notes outstanding as of the record date fixed by the Company in accordance with Section 9.04(b) of the Base Indenture, excluding Notes owned by the Company or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company (the “Requisite Consent”), and accordingly, the Company and the Trustee are expressly permitted to enter into this Third Supplemental Indenture;

WHEREAS for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this Third Supplemental Indenture; and

WHEREAS all covenants and conditions necessary to make this Third Supplemental Indenture a valid, legal and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

(a) All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

(b) For all purposes of this Third Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

(c) “Guarantee” means the guarantee by the Guarantor of the Company’s Obligations under the Indenture and the Notes.

ARTICLE 2

AMENDMENTS

Section 2.01. Amendment to Section 4.05 of the First Supplemental Indenture. Section 4.05 (Reports and Other Information) of the Indenture is hereby amended by adding the following text to the end thereof:

“(e) Notwithstanding the foregoing, the information, documents and reports required by this Section 4.05 and Section 4.02 of the Indenture may, at the option of the Company, instead be those of any direct or indirect parent entity of the Company for so long as such parent entity fully and unconditionally guarantees the obligations of the Company in respect of the Notes and the Indenture at the time the filing or delivery of the applicable information, document or report is required pursuant to this Section 4.05 or Section 4.02 of the Indenture.”

ARTICLE 3

GUARANTEE

Section 3.01. Guarantees.

(a) Subject to Section 3.03, the Guarantor irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each holder of Notes and the Trustee and their successors and assigns (i) the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all Obligations of the Company under the Indenture (including Obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary Obligations of the Company under the Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other Obligations of the Company whether for fees, expenses, indemnification or otherwise under the Indenture and the Notes, on the terms set forth in the Indenture (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). The Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor, and the Guarantor shall remain bound under this Article 3 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Subject to Section 3.03, the Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Guarantor waives notice of any Default under the Notes or the Guaranteed Obligations.

(c) Subject to Section 3.03, the Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(d) Except as expressly set forth in Section 3.02 or 3.03, the obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

(e) Subject to Sections 3.02 and 3.03 hereof, the Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Subject to Section 3.03, the Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment of, or any part thereof, principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of the Company or any of its Subsidiaries or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any holder or the Trustee has at law or in equity against the Guarantor by virtue hereof, but subject to Section 3.03, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, the Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company to the Trustee.

(g) Subject to Section 3.03, the Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Trustee in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. The Guarantor further agrees that, as between it, on the one hand, and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Section 3.01.

(h) Subject to Section 3.03, the Guarantor also agrees to pay any and all fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any holder in enforcing any rights under this Section 3.01.

Section 3.02. Limitation on Liability. The Guarantor, and by its acceptance of Notes, each holder, hereby confirms that it is the intention of all such parties that the Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the holders and the Guarantor hereby irrevocably agree that, any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Indenture, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If the Guarantor makes a payment under its Guarantee, the Guarantor shall be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from any other obligor on the Indenture and the Notes in an amount equal to such obligor’s pro rata portion of such payment based on the respective net assets of the Guarantor and all such obligors at the time of such payment determined in accordance with GAAP.

Section 3.03. Release of Guarantees; No Successors. (a) The Guarantee and all obligations of the Guarantor pursuant to this Article 3 and the other provisions of the Indenture shall be automatically and unconditionally released and discharged with respect to any Series of Notes, without further action required on the part of the Guarantor, the Company, the Trustee or any holder of Notes, if, at the time of delivery of the Officer’s Certificate referred to below, (i) there has not been an acceleration of any amounts in respect of the Notes of such Series pursuant to Section 6.02 of the Base Indenture (unless such acceleration has been rescinded or annulled) and (ii) no Default or Event of Default with respect to such Series of Notes shall have occurred and be continuing.

Any such release and discharge shall be evidenced by the delivery by the Company of an Officer’s Certificate to the Trustee certifying that the conditions set forth in clauses (i) and (ii) hereof have been satisfied and shall be effective upon delivery of such Officer’s Certificate (unless such Officer’s Certificate specifies another effective time). Upon request of the Company or the Guarantor, the Trustee shall evidence such release and discharge by a supplemental indenture or other instrument which may be executed by the Trustee without the consent of any holder of Notes.

(b) The Guarantee shall be automatically released and shall terminate upon (i) the merger of the Guarantor with or into the Company or the merger of the Company with or into the Guarantor, (ii) the consolidation of the Guarantor with the Company or (iii) the transfer of all or substantially all of the assets of the Guarantor to the Company or the Company to the Guarantor. At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing any such release.

(c) Notwithstanding Section 4.05 hereof, Section 10.11 of the Base Indenture, Section 5.05 of the First Supplemental Indenture or Section 3.05 of the Second Supplemental Indenture, this Article 3 shall be binding only upon Ashland Global Holdings Inc., and absent an affirmative written assumption of the Guaranteed Obligations pursuant to a supplemental indenture in form and substance satisfactory to the Trustee, shall not be binding upon any of the Guarantor’s successors or assigns.

Section 3.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the holders in exercising any right, power or privilege under this Article 3 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 3 at law, in equity, by statute or otherwise.

Section 3.05. Non-Impairment. The failure to endorse a Guarantee on any Notes shall not affect or impair the validity thereof.

Section 3.06. Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the Guarantee and waivers made by the Guarantor pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Ratification of the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture.

This Third Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture are in all respects ratified and confirmed, and the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 4.02. Trust Indenture Act Controls.

If and to the extent that any provision of this Third Supplemental Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Third Supplemental Indenture by operation of, Sections 310 to 318 of the TIA, inclusive, such imposed duties or incorporated provision shall control.

Section 4.03. Notices.

All notices and other communications shall be given as provided in the Base Indenture.

Section 4.04. Governing Law.

THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 4.05. Successors.

All agreements of the Company in this Third Supplemental Indenture shall bind their successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 4.06. Multiple Originals.

The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Third Supplemental Indenture. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.07. Headings.

The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 4.08. Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Third Supplemental Indenture and perform its obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

ASHLAND LLC

By:
Name:
Title:

TRUSTEE, REGISTRAR AND PAYING AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

SOLELY WITH RESPECT TO ARTICLE 3:

GUARANTOR:

ASHLAND GLOBAL HOLDINGS INC.

By:
Name:
Title:

NOTATION OF GUARANTEE

For value received, Ashland Global Holdings Inc. (the “Guarantor”) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in Indenture, dated as of February 26, 2013 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of February 26, 2013 (the “First Supplemental Indenture”), and as further supplemented by the Second Supplemental Indenture, dated as of March 14, 2013 (the “Second Supplemental Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and as further supplemented by the Third Supplemental Indenture, dated as of October     , 2016 (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplement Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under the Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under the Indenture and the Notes, on the terms set forth in the Indenture. The obligations of the Guarantor to the holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 3 of the Third Supplemental Indenture and reference is hereby made to the Third Supplemental Indenture for the precise terms of the Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

Annex B—Form of Second Supplemental Indenture

to 2012 Indenture

SECOND SUPPLEMENTAL INDENTURE

dated as of October     , 2016

among

ASHLAND LLC

and

ASHLAND GLOBAL HOLDINGS INC.

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee, Registrar and Paying Agent

to the

INDENTURE

dated as of August 7, 2012

between

ASHLAND INC.

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee, Registrar and Paying Agent

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of October     , 2016, among ASHLAND LLC, a Kentucky limited liability company formerly known as Ashland Inc. (the “Company”), U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”), and, solely with respect to Article 3, ASHLAND GLOBAL HOLDINGS INC., a Delaware corporation (the “Guarantor”).

RECITALS

WHEREAS the Company and the Trustee have duly executed and delivered an Indenture, dated as of August 7, 2012 (the “Base Indenture”) and a supplemental indenture, dated as of February 26, 2013 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance by the Company of the Company’s 4.750% Senior Notes due 2022 (the “Notes”);

WHEREAS the Company is an indirect, wholly-owned subsidiary of the Guarantor;

WHEREAS, the Board of Directors of the Guarantor has determined it to be in the best interest of the Guarantor to guarantee, to the extent set forth herein, all of Company’s Obligations under the Notes and the Indenture;

WHEREAS Company desires to execute and deliver this Second Supplemental Indenture in order to amend certain terms of the Indenture (collectively, the “Proposed Amendments”) and provide for the Guarantee (as defined below);

WHEREAS in accordance with Section 9.02 of the Base Indenture, the Company has received written consents to the Proposed Amendments from the holders of a majority in aggregate principal amount of the Notes outstanding as of the record date fixed by the Company in accordance with Section 9.04(b) of the Base Indenture, excluding Notes owned by the Company or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company (the “Requisite Consent”), and accordingly, the Company and the Trustee are expressly permitted to enter into this Second Supplemental Indenture;

WHEREAS for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this Second Supplemental Indenture; and

WHEREAS all covenants and conditions necessary to make this Second Supplemental Indenture a valid, legal and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

(a) All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

(b) For all purposes of this Second Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

(c) “Guarantee” means the guarantee by the Guarantor of the Company’s Obligations under the Indenture and the Notes.

ARTICLE 2

AMENDMENTS

Section 2.01. Amendment to Section 4.02 of the Base Indenture. Section 4.02 (Reports and Other Information) of the Indenture is hereby amended by adding the following text to the end thereof:

“(d) Notwithstanding the foregoing, the information, documents and reports required by this Section 4.02 of the Indenture may, at the option of the Company, instead be those of any direct or indirect parent entity of the Company for so long as such parent entity fully and unconditionally guarantees the obligations of the Company in respect of the Notes and the Indenture at the time the filing or delivery of the applicable information, document or report is required pursuant to this Section 4.02.”

ARTICLE 3

GUARANTEE

Section 3.01. Guarantees.

(a) Subject to Section 3.03, the Guarantor irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each holder of Notes and the Trustee and their successors and assigns (i) the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all Obligations of the Company under the Indenture (including Obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary Obligations of the Company under the Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other Obligations of the Company whether for fees, expenses, indemnification or otherwise under the Indenture and the Notes, on the terms set forth in the Indenture (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). The Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor, and the Guarantor shall remain bound under this Article 3 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Subject to Section 3.03, the Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Guarantor waives notice of any Default under the Notes or the Guaranteed Obligations.

(c) Subject to Section 3.03, the Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(d) Except as expressly set forth in Section 3.02 or 3.03, the obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

(e) Subject to Sections 3.02 and 3.03 hereof, the Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Subject to Section 3.03, the Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment of, or any part thereof, principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of the Company or any of its Subsidiaries or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any holder or the Trustee has at law or in equity against the Guarantor by virtue hereof, but subject to Section 3.03, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, the Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company to the Trustee.

(g) Subject to Section 3.03, the Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Trustee in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. The Guarantor further agrees that, as between it, on the one hand, and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Section 3.01.

(h) Subject to Section 3.03, the Guarantor also agrees to pay any and all fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any holder in enforcing any rights under this Section 3.01.

Section 3.02. Limitation on Liability. The Guarantor, and by its acceptance of Notes, each holder, hereby confirms that it is the intention of all such parties that the Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the holders and the Guarantor hereby irrevocably agree that, any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Indenture, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If the Guarantor makes a payment under its Guarantee, the Guarantor shall be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from any other obligor on the Indenture and the Notes in an amount equal to such obligor’s pro rata portion of such payment based on the respective net assets of the Guarantor and all such obligors at the time of such payment determined in accordance with GAAP.

Section 3.03. Release of Guarantees; No Successors. (a) The Guarantee and all obligations of the Guarantor pursuant to this Article 3 and the other provisions of the Indenture shall be automatically and unconditionally released and discharged, without further action required on the part of the Guarantor, the Company, the Trustee or any holder of Notes, if, at the time of delivery of the Officer’s Certificate referred to below, (i) there has not been an acceleration of any amounts in respect of the Notes pursuant to Section 6.02 of the Base Indenture (unless such acceleration has been rescinded or annulled) and (ii) no Default or Event of Default shall have occurred and be continuing. Any such release and discharge shall be evidenced by the delivery by the Company of an Officer’s Certificate to the Trustee certifying that the conditions set forth in clauses (i) and (ii) hereof have been satisfied and shall be effective upon delivery of such Officer’s Certificate (unless such Officer’s Certificate specifies another effective time). Upon request of the Company or the Guarantor, the Trustee shall evidence such release and discharge by a supplemental indenture or other instrument which may be executed by the Trustee without the consent of any holder of Notes.

(b) The Guarantee shall be automatically released and shall terminate upon (i) the merger of the Guarantor with or into the Company or the merger of the Company with or into the Guarantor, (ii) the consolidation of the Guarantor with the Company or (iii) the transfer of all or substantially all of the assets of the Guarantor to the Company or the Company to the Guarantor. At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing any such release.

(c) Notwithstanding Section 4.05 hereof, Section 11.13 of the Base Indenture or Section 3.05 of the First Supplemental Indenture, this Article 3 shall be binding only upon Ashland Global Holdings Inc., and absent an affirmative written assumption of the Guaranteed Obligations pursuant to a supplemental indenture in form and substance satisfactory to the Trustee, shall not be binding upon any of the Guarantor’s successors or assigns.

Section 3.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the holders in exercising any right, power or privilege under this Article 3 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 3 at law, in equity, by statute or otherwise.

Section 3.05. Non-Impairment. The failure to endorse a Guarantee on any Notes shall not affect or impair the validity thereof.

Section 3.06. Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the Guarantee and waivers made by the Guarantor pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Ratification of the Base Indenture and the First Supplemental Indenture.

This Second Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Base Indenture and the First Supplemental Indenture are in all respects ratified and confirmed, and the Base Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 4.02. Trust Indenture Act Controls.

If and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Second Supplemental Indenture by operation of, Sections 310 to 318 of the TIA, inclusive, such imposed duties or incorporated provision shall control.

Section 4.03. Notices.

All notices and other communications shall be given as provided in the Base Indenture.

Section 4.04. Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE COMPANY AND THE TRUSTEE HEREBY

IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 4.05. Successors.

All agreements of the Company in this Second Supplemental Indenture shall bind their successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 4.06. Multiple Originals.

The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.07. Headings.

The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 4.08. Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

ASHLAND LLC

By:
Name:
Title:

TRUSTEE, REGISTRAR AND PAYING AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

SOLELY WITH RESPECT TO ARTICLE 3:

GUARANTOR:

ASHLAND GLOBAL HOLDINGS INC.

By:
Name:
Title:

NOTATION OF GUARANTEE

For value received, Ashland Global Holdings Inc. (the “Guarantor”) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in Indenture, dated as of August 7, 2012 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of February 26, 2013 (the “First Supplemental Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and as further supplemented by the Second Supplemental Indenture, dated as of October     , 2016 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under the Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under the Indenture and the Notes, on the terms set forth in the Indenture. The obligations of the Guarantor to the holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 3 of the Second Supplemental Indenture and reference is hereby made to the Second Supplemental Indenture for the precise terms of the Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

PROSPECTUS

ASHLAND GLOBAL HOLDINGS INC.

GUARANTEES

Ashland Global Holdings Inc. (“we”, “us”, “our” or “Ashland”) may from time to time offer to sell or otherwise issue guarantees of the indebtedness of our subsidiaries. Each time we sell or issue guarantees pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplements carefully before you invest.

We are a Delaware corporation and our principal offices are located at 50 E. RiverCenter Blvd., Covington, KY 41011 and our telephone number is (859) 815-3333.

Investing in our securities involves risk. You should carefully read and consider the information referred to under the heading “Risk Factors” on page 4 of this prospectus and set forth in the documents incorporated by reference herein before you invest in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October 12, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process.

We may offer and sell or otherwise issue guarantees from time to time pursuant to this prospectus.

Each time we sell or otherwise issue guarantees pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular guarantees offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of guarantees that we propose to sell or otherwise issue;

•	the initial public offering price of the guarantees or any other consideration in respect thereof;

•	the names of any underwriters or agents through or to which we will sell the guarantees;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotations systems on which the guarantees will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus, by way of a free writing prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

THE COMPANY

Our company, headquartered in Covington, Kentucky, was organized in 2016 as the successor to a Kentucky corporation named Ashland Inc. organized in 2004 (now known as Ashland LLC), which was itself organized as the successor to a Kentucky corporation of the same name organized in 1936. Ashland is a leading, global specialty chemical company that provides products, services and solutions that meet customers’ needs throughout a variety of industries in more than 100 countries. Our chemistry is used in a wide variety of markets and applications, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are more than 5,000 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Ashland also maintains a controlling interest in Valvoline Inc. (NYSE: VVV), a premium consumer-branded lubricant supplier. Our business consists of three reportable segments: Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline.

Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Ashland is the successor issuer to Ashland Inc.

RATIO OF EARNINGS TO FIXED CHARGES

Ashland’s ratio of earnings to fixed charges is included as Exhibit 12 to Ashland Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference into this Prospectus.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we will not receive any proceeds from the issuance of guarantees.

RISK FACTORS

You should carefully consider each of the risks and uncertainties under the headings “Risk Factors” under Part I, Item 1A in Ashland Inc.’s Annual Report on Form 10-K for the year ended September 30, 2015 and Ashland Inc.’s most recently filed Quarterly Reports on Form 10-Q, and any amendments thereto, which are incorporated by reference into this prospectus, and all of the other information included or incorporated by reference in this prospectus. The risks below should be considered along with the other risks described in the reports incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 6 for the location of information incorporated by reference into this prospectus.

The guarantees are unsecured and will be effectively junior to secured indebtedness that Ashland may incur in the future and will be structurally subordinated to the obligations of Ashland’s subsidiaries, including Valvoline Inc.

The guarantees will be unsecured unsubordinated obligations of Ashland and rank pari passu with all of Ashland’s other unsecured unsubordinated debt obligations. Holders of any secured debt that Ashland may incur in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the guarantees. Holders of secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. The guarantees will also be structurally subordinated to the obligations of Ashland’s subsidiaries, including Valvoline Inc.

DESCRIPTION OF GUARANTEES

The following is a summary of the guarantees issuable pursuant to this prospectus.

Except as otherwise described in any prospectus supplement, each guarantee will be a full and unconditional guarantee of the prompt payment, when due, of any amount owed to the holders of the indebtedness of our subsidiaries, and any other amounts due pursuant to any indenture, fiscal agency agreement or other contract governing such indebtedness. Each guarantee will be an unsecured unsubordinated obligation of Ashland.

We will set forth in the applicable prospectus supplement a description of any guarantees that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell or otherwise issue the securities being offered under this prospectus (1) directly to holders of the indebtedness of our subsidiaries, (2) through agents, (3) through dealers, (4) as part of a consent solicitation or (5) through a combination of these or other methods of sale or issuance. The applicable prospectus supplement with respect to the securities will describe the terms of the offering of these securities and the method of distribution of these securities.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled under agreements, which may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

Any guarantees offered will be a new issue of securities with no established trading market. No assurance can be given as to the liquidity of or the trading markets for any such guarantees.

The agents or dealers may be deemed to be underwriters as defined under the Securities Act, and any discounts, commissions or concessions received by them from us or any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from us will be described in the applicable prospectus supplement. Agents or dealers may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

The place and time of delivery for the guarantees will be set forth in the applicable prospectus supplement.

VALIDITY OF GUARANTEES

Cravath, Swaine & Moore LLP will pass upon the validity of the guarantees.

EXPERTS

The consolidated financial statements of Ashland Inc. and Consolidated Subsidiaries as of September 30, 2015 and for the year then ended, appearing in Ashland Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2015, and the effectiveness of Ashland Inc. and Consolidated Subsidiaries’ internal control over financial reporting as of September 30, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ashland Inc. as of September 30, 2014 and for each of the two years in the period ended September 30, 2014 incorporated in this prospectus by reference to Ashland Inc.’s Annual Report on Form 10-K for the year ended September 30, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The independent reserve estimates for future asbestos claims and related costs given various assumptions (which is included in Financial Statements and Supplementary Data) incorporated in this prospectus by reference to Ashland Inc.’s Annual Report on Form 10-K for the year ended September 30, 2015, have been so incorporated in reliance on estimates provided by Hamilton, Rabinovitz & Associates, Inc.

WHERE YOU CAN FIND MORE INFORMATION

Ashland is the successor issuer to Ashland Inc. pursuant to Rule 12g-3(a) under the Exchange Act. Ashland files and Ashland Inc. previously filed annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at http://www.sec.gov. These reports and other information filed by Ashland and Ashland Inc. with the SEC are also available free of charge at Ashland’s website at www.ashland.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THESE DOCUMENTS AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Ashland and the financial condition of Ashland. Pursuant to Rule 12g-3(a) under the Exchange Act, Ashland is the successor issuer to Ashland Inc.

•	Ashland Inc.’s Annual Report on Form 10-K for the year ended September 30, 2015;

•	Ashland Inc.’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2015, March 31, 2016 and June 30, 2016;

•	Ashland Inc.’s Current Reports on Form 8-K, filed October 1, 2015, October 6, 2015, October 9, 2015, November 18, 2015, December 28, 2015, February 1, 2016, March 22, 2016, April 13, 2016, May 31, 2016, June 7, 2016, June 20, 2016, July 11, 2016, July 12, 2016, July 13, 2016, July 20, 2016 (two separate Current Reports), September 7, 2016 and September 12, 2016; and

•	Ashland’s Current Reports on Form 8-K, filed September 20, 2016, September 23, 2016 and September 28, 2016.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of from the date of this Prospectus to the end of the offering of the Securities. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report or a prospectus supplement.

You may obtain copies of any of these filings through Ashland as described below, through the SEC or through the SEC’s Internet website as described above or through Ashland’s website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Ashland Global Holdings Inc.

50 E. RiverCenter Blvd.

Covington, KY 41011

Attention: Investor Relations

(859) 815-3527

THE INFORMATION CONTAINED IN ASHLAND’S WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

Questions regarding the consent solicitation may be directed to the Solicitation Agent at its telephone number or address listed below. Any requests for assistance or additional copies of this Consent Solicitation/Prospectus Supplement may be directed to the Information Agent and Tabulation Agent, at its telephone number or address set forth below. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the consent solicitation.

The Solicitation Agent for the Consent Solicitation is:

Citigroup Global Markets Inc.

390 Greenwich Street, 1st Floor

New York, NY 10013, USA

Attn: Liability Management Group

Toll Free: +1 (800) 558-3745

Collect: +1 (212) 723-6106

The Information Agent and Tabulation Agent for the Consent Solicitation is:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free (866) 470-4500

Email: contact@gbsc-usa.com

By Facsimile (for Eligible Institutions only):

(212) 430-3775/3779

(Please provide callback telephone number on fax coversheet for confirmation)

Confirmation:

(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway—Suite 404	65 Broadway—Suite 404	65 Broadway—Suite 404
New York, NY 10006	New York, NY 10006	New York, NY 10006